Exhibit 99.1

News Release

CONTACT: Investor Relations
Taylor Morrison Home Corporation
(480) 734-2060
investor@taylormorrison.com

Taylor Morrison Reports First Quarter Revenue of $509 Million and Earnings per Share of $0.79

•	Net income increased 134% year-over-year to $96 million for the quarter

•	Earnings per share increased 139% to $0.79

•	Total revenue increased 8% to $509 million for the quarter

•	Average community count expanded 22% to 228 average communities

•	Expansion into the Atlanta market with the acquisition of JEH Homes

SCOTTSDALE, Ariz., May 6, 2015 –– Taylor Morrison Home Corporation (NYSE:TMHC) today reported first quarter revenue of $509 million, net income of $96 million and earnings per share of $0.79.

“We are continuing to increase our share of the new home market, growing both organically and by acquisition,” said Taylor Morrison President and CEO Sheryl Palmer. “Our recently strengthened balance sheet has allowed us to begin our expansion in the U.S. With the acquisition of JEH Homes, a regional homebuilder in Atlanta, we have purchased or controlled over 2,000 home sites. Looking ahead to the rest of 2015, we intend to continue executing on our four-pillar strategy while conscientiously evaluating opportunities to expand into other high-growth markets in order to drive the best long-term returns for our shareholders.”

On January 28, 2015, the Company closed the sale of its Canadian operations resulting in a pre-tax gain on the sale of USD $80.2 million. The Company also initiated a foreign currency forward to mitigate potential currency exchange risks in connection with the transaction that resulted in a gain of nearly USD $30 million.

The Company utilized a portion of the proceeds from the Monarch transaction for the acquisition of JEH Homes in order to expand its geographic footprint and to diversify its consumer base.

1st Quarter 2015 Key Business Highlights

•	Average community count increased 22% to 228 average communities from 187 in the prior year quarter

•	Net sales orders increased over 14% to 1,729

•	Home closings were 1,063

•	Backlog of homes under contract was 2,918 units, with a sales value of $1.4 billion as of March 31, 2015

•	Cancellations as a percentage of gross sales orders were 11.9%, compared to 11.4% in the prior year quarter

•	Average price of homes closed increased 7% to $464,000

•	Average monthly absorption pace was 2.5

•	Mortgage operations reported gross profit of $2.6 million on revenue of $7.6 million

Quarterly Financial Comparison*

($ millions)
	Q1 2015	Q1 2014	Q1 2015 vs. Q1 2014
Total Revenue	$509	$470	8.3%
Home Closings Revenue	$494	$455	8.4%
Home Closings Gross Margin	$88 17.9%	$99 21.7%	(10.6 (380	)% ) bps
Adjusted Home Closings Gross Margin	$105 21.2%	$108 23.8%	(3.7 (260	)% ) bps
SG&A % of Home Closings Revenue	$57 11.5%	$53 11.6%	8.2 10 bps improvement	%

*	Excludes discontinued operations.

The Company ended the quarter with homebuilding inventories of $2.8 billion and had 3,490 homes in inventory, compared to 2,949 homes at the end of the prior year quarter. Homes in inventory at the end of the quarter consisted of: 1,994 sold units, 345 model homes and 1,151 inventory units, of which 305 were finished. The Company owned or controlled approximately 39,000 lots at March 31, 2015.

The Company ended the first quarter of 2015 with $400 million of cash, excluding $0.7 million of restricted cash. On April 16, 2015, the Company issued $350 million of 5.875% senior unsecured notes due 2023 and used the offering proceeds on May 1, 2015, together with cash on hand, to redeem the entire $489 million of its outstanding 7.75% senior notes due 2020. On April 24, 2015, the Company amended its revolving credit facility to increase the capacity to $500 million from $400 million, extended the maturity approximately two years to April 24, 2019 and reduced the borrowing rate 25 basis points to Libor plus 1.75%.

Second Quarter and Full Year 2015 Business Outlook

Second Quarter 2015:

•	Average community count – expected to be up approximately 10 communities over Q1

•	Home closings – expected between 1,375 and 1,475

•	Adjusted home closings margin – expected to be consistent with first quarter results

Full Year 2015:

•	Average community count – expected to increase to 235 to 245 communities

•	Home closings – expected to grow approximately 10% to 15% from 2014 U.S. results

•	Home closings margins – expected around 22%

•	SG&A – expected to be in the mid 9% range

•	Income from unconsolidated joint ventures – expected between $2 and $4 million

•	Land spend – expected to be approximately $1 billion

•	Effective tax rate – expected to be between 32% to 35%

Earnings Webcast

A public webcast to discuss first quarter 2015 earnings will be held later today at 8:30 a.m. Eastern Time Wednesday, May 6, 2015 on the Company’s investor relations website at investors.taylormorrison.com. A webcast replay will also be available on the site later today.

About Taylor Morrison

Taylor Morrison Home Corporation (NYSE:TMHC) is a leading national builder and developer based in Scottsdale, Arizona and operates under two well-established brands, Taylor Morrison and Darling Homes. Taylor Morrison builds and develops distinctive communities from coast to coast, serving a wide array of homeowners and aimed mainly at first-time, move-up, luxury and 55 or better customers. Darling Homes builds communities in Texas, catering to move-up and luxury homebuyers seeking a personalized building experience.

For more information about Taylor Morrison and Darling Homes please visit www.taylormorrison.com or www.darlinghomes.com.

Forward-Looking Statements

This earnings summary includes “forward-looking statements.” These statements are subject to a number of risks, uncertainties and other factors that could cause our actual results, performance, prospects or opportunities, as well as those of the markets we serve or intend to serve, to differ materially from those expressed in, or implied by, these statements. You can identify these statements by the fact that they do not relate to matters of a strictly factual or historical nature and generally discuss or relate to forecasts, estimates or other expectations regarding future events. Generally, the words “believe,” “expect,” “intend,” “estimate,” “anticipate,” “project,” “may,” “can,” “could,” “might,” “will” and similar expressions identify forward-looking statements, including statements related to expected operating and performing results, planned transactions, planned objectives of management, future developments or conditions in the industries in which we participate and other trends, developments and uncertainties that may affect our business in the future.

Such risks, uncertainties and other factors include, among other things: interest rate changes and the availability of mortgage financing; continued volatility in the debt and equity markets; competition within the industries in which we operate; the availability and cost of land and other raw materials used by us in our homebuilding operations; the impact of any changes to our strategy in responding to continuing adverse conditions in the industry, including any changes regarding our land positions; the availability and cost of insurance covering risks associated with our businesses; shortages and the cost of labor; weather related slowdowns; slow growth initiatives and/or local building moratoria; governmental regulation directed at or affecting the housing market, the homebuilding industry or construction activities; uncertainty in the mortgage lending industry, including revisions to underwriting standards and repurchase requirements associated with the sale of mortgage loans; the interpretation of or changes to tax, labor and environmental laws; economic changes nationally or in our local markets, including inflation, deflation, changes in consumer confidence and preferences and the state of the market for homes in general; legal or regulatory proceedings or claims; required accounting changes; terrorist acts and other acts of war; and other factors of national, regional and global scale, including those of a political, economic, business and competitive nature. We undertake no duty to update any forward-looking statement, whether as a result of new information, future events or changes in our expectations, except as required by applicable law. In addition, other such risks and uncertainties may be found in Taylor Morrison Home Corporation’s Form 10-K filed with the Securities and Exchange Commission (SEC).

Taylor Morrison Home Corporation

Condensed Consolidated Statements of Operations

(In thousands, except per share amounts, unaudited)

	Three Months Ended March 31,
	2015	2014
Home closings revenue, net	$493,592	$455,295
Land closings revenue	8,188	8,918
Mortgage operations revenue	7,635	6,262

Total revenues	509,415	470,475

Cost of home closings	405,104	356,300
Cost of land closings	4,666	6,858
Mortgage operations expenses	5,062	3,936

Total cost of revenues	414,832	367,094

Gross margin	94,583	103,381

Sales, commissions and other marketing costs	36,220	33,384
General and administrative expenses	20,704	19,241
Equity in income of unconsolidated entities	(303)	(984)
Interest (income) expense, net	(50)	686
Other expense, net	5,771	3,098
Gain on foreign currency forward	(29,983)	—

Income from continuing operations before income taxes	62,224	47,956
Income tax provision	22,042	10,956

Net income from continuing operations	40,182	37,000
Discontinued operations:
Income from discontinued operations	—	6,435
Transaction expenses from discontinued operations	(9,043)	—
Gain on sale of discontinued operations	80,205	—
Income tax expense from discontinued operations	(14,500)	(2,139)

Net income from discontinued operations	56,662	4,296
Net income before allocation to non-controlling interests	96,844	41,296
Net income attributable to non-controlling interests - joint ventures	(368)	(117)

Net income before non-controlling interests - Principal Equityholders	96,476	41,179
Net income from continuing operations attributable to non-controlling interests - Principal Equityholders	(29,133)	(27,105)
Net income from discontinued operations attributable to non-controlling interests - Principal Equityholders	(41,381)	(3,142)

Net income available to Taylor Morrison Home Corporation	$25,962	$10,932

Earnings per common share - basic:
Income from continuing operations	$0.33	$0.30
Income from discontinued operations - net of tax	$0.46	$0.03

Net income available to Taylor Morrison Home Corporation	$0.79	$0.33
Earnings per common share - diluted:
Income from continuing operations	$0.33	$0.30
Income from discontinued operations - net of tax	$0.46	$0.03

Net income available to Taylor Morrison Home Corporation	$0.79	$0.33
Weighted average number of shares of common stock:
Basic	33,067	32,858
Diluted	122,355	122,344

Taylor Morrison Home Corporation

Condensed Consolidated Balance Sheets

(In thousands)

	March 31, 2015	December 31, 2014
	(Unaudited)
Assets
Cash and cash equivalents	$399,537	$234,217
Restricted cash	655	1,310
Real estate inventory:
Owned inventory	2,750,090	2,511,623
Real estate not owned under option agreements	4,640	6,698

Total real estate inventory	2,754,730	2,518,321
Land deposits	31,364	34,544
Mortgages receivable	83,407	191,140
Prepaid expenses and other assets, net	101,854	89,210
Other receivables, net	99,354	85,274
Investments in unconsolidated entities	112,813	110,291
Deferred tax assets, net	251,392	258,190
Property and equipment, net	4,893	5,337
Intangible assets, net	6,392	5,459
Goodwill	23,375	23,375
Assets of discontinued operations	—	576,445

Total assets	$3,869,766	$4,133,113

Liabilities
Accounts payable	$136,815	$122,466
Accrued expenses and other liabilities	179,488	200,556
Income taxes payable	39,772	50,096
Customer deposits	85,772	70,465
Senior notes	1,388,676	1,388,840
Loans payable and other borrowings	128,184	147,516
Revolving credit facility borrowings	—	40,000
Mortgage warehouse borrowings	55,245	160,750
Liabilities attributable to consolidated option agreements	4,640	6,698
Liabilities of discontinued operations	—	168,565

Total liabilities	$2,018,592	$2,355,952

Stockholders’ Equity
Total stockholders’ equity	1,851,174	1,777,161

Total liabilities and stockholders’ equity	$3,869,766	$4,133,113

Homes Closed:	Three Months Ended March 31,
	2015		2014
(Dollars in thousands)	Homes	Value	Homes	Value
East	692	$297,566	672	$264,334
West	371	196,026	383	190,961

Total	1,063	$493,592	1,055	$455,295

Net Sales Orders:	Three Months Ended March 31,
	2015		2014
(Dollars in thousands)	Homes	Value	Homes	Value
East	1,042	$440,464	922	$381,220
West	687	331,033	592	313,108

Total	1,729	$771,497	1,514	$694,328

Sales Order Backlog:	As of March 31,
	2015		2014
(Dollars in thousands)	Homes	Value	Homes	Value
East	2,059	$976,036	1,794	$811,300
West	859	441,092	831	451,931

Total	2,918	$1,417,128	2,625	$1,263,231

Average Active Selling Communities:	Three Months Ended March 31,
	2015	2014
East	166	136
West	62	51

Total	228	187

Average Selling Price of Homes Closed:	Three Months Ended March 31,
(In thousands)	2015	2014
East	$430	$393
West	528	499
Total	$464	$432

Reconciliation of Non-GAAP Financial Measures

The following table sets forth a reconciliation between our home closings gross margin and our adjusted home closings gross margin. Adjusted home closings gross margin is a non-GAAP financial measure calculated based on gross margins, excluding impairments and capitalized interest amortization. Management uses adjusted home closings gross margins to evaluate our performance on a consolidated basis as well as the performance of our regions. We believe adjusted home closings gross margin is useful to investors because it allows investors to evaluate the performance of our homebuilding operations without the often varying effects of interest costs capitalized.

This measure is considered a non-GAAP financial measure and should be considered in addition to, rather than as a substitute for, the comparable U.S. GAAP financial measures as a measure of our operating performance. Although other companies in the homebuilding industry report similar information, the methods used may differ. We urge investors to understand the methods used by other companies in the homebuilding industry to calculate net income and gross margins and any adjustments to such amounts before comparing our measures to those of such other companies.

Adjusted Home Closings Gross Margin Reconciliation — Continuing Operations

	Three Months Ended March 31,
(Dollars in thousands)	2015	2014
Home closings revenue	$493,592	$455,295
Cost of home closings	405,104	356,300

Home closings gross margin	88,488	98,995
Add:
Capitalized interest amortization	16,027	9,490

Adjusted home closings gross margin	$104,515	$108,485

Home closings gross margin as a percentage of home closings revenue	17.9%	21.7%
Adjusted home closings gross margin as a percentage of home closings revenue	21.2%	23.8%